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                                  June 19, 2002



       The Board of Directors
       Revlon, Inc.
       625 Madison Avenue
       New York, New York 10022

Dear Sirs:

                  I am Senior Vice President and General Counsel of Revlon, Inc., a Delaware corporation (the "Company"), and have acted as counsel to the Company in connection with the Company's Registration Statement on Form S-8, filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the registration thereunder of 2,000,000 additional shares of the Company's Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), to be issued pursuant to or reserved for issuance under the Revlon, Inc. Fourth Amended and Restated 1996 Stock Plan (the "Plan").

                  This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

                  In connection with this opinion, I have examined and am familiar with originals, or copies certified or otherwise identified to my satisfaction, of (i) the Plan; (ii) the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company, in each case as amended to the date hereof; (iii) certain resolutions of the Board of Directors and minutes of the Annual Meeting of Shareholders of the Company relating to the adoption of the Plan and the issuance of the Class A Common Stock pursuant to or reserved for issuance under the Plan; and (iv) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

                  In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which were not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

                  I am admitted to the Bar in the State of New York and I do not express any opinion as to any laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

                  Upon the basis of and subject to the foregoing, I am of the opinion that the Company has the full power and authority under the General Corporation Law of the State of Delaware, and under its Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, to issue the Class A Common Stock reserved for issuance under the Plan, and that such shares of Class A Common Stock are validly authorized shares of Class A Common Stock, and when issued and paid for, will be legally issued, fully paid and nonassessable, with no personal liability attached to the ownership thereof under the laws of the State of Delaware and the State of New York.

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                  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in Item 5.1 of the Registration Statement, Opinion of Robert K. Kretzman, Esq., Senior Vice President and General Counsel of the Company, regarding the legality of the securities being registered.


                              Very truly yours,


                              /s/ Robert K. Kretzman
                              ----------------------
                              Robert K. Kretzman
                              Senior Vice President and
                              General Counsel



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